Exhibit 99.2

To our Customers and valued Business Partners

As per the attached press release, on December 19, 2013, we entered into a definitive agreement under which Sycamore Partners will acquire The Jones Group for $15 per share in cash.  The transaction is currently expected to close in the second quarter of 2014 at which time we will become a privately held company.  It remains business as usual at The Jones Group. Your day-to-day contacts will remain the same and we will continue to deliver the same high-quality, exceptional products customers have come to expect from us.

Our Board of Directors believes that this sale delivers immediate and compelling value to our shareholders and is a positive move for all of our stakeholders, including our valued customers and business partners.

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments.  The firm has more than $1 billion in capital under management.  The founders of Sycamore Partners have a long history of partnering with management teams to improve the operating profitability and strategic value of their businesses.  They work with companies they believe have strong growth potential and they provide the capital and outside expertise they need to succeed.

They have spent substantial time in due diligence learning about our company and its operations before finalizing the purchase.  They also believe that as a private company we will have the flexibility to grow our brands and reach our true potential more efficiently and more quickly.  We believe they will provide the capital structure and resources to allow us to continue to grow and prosper.

As Sycamore Partners works with our management team, we will continue in our efforts to become more efficient and improve the Company’s profitability.  We look forward to the continuation of our existing relationships.

Please don’t hesitate to call me or others in senior management with any questions or concerns.

Best regards,

/s/ Wesley R. Card
Wesley R. Card
Chief Executive Officer